UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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COLONY CAPITAL, INC.
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COLONY CAPITAL, INC.
515 S. Flower St., 44th Floor
Los Angeles, CA 90071

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
DEFINITIVE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 5, 2020

Commencing on April 29, 2020, the following supplemental information will be used in communicating with stockholders of Colony Capital, Inc.

Colony Capital, Inc. (“we”, the “Company,” “CLNY” or “Colony Capital”) is holding its 2020 Annual Meeting of Stockholders on Tuesday, May 5, 2020. By now you should have received Colony Capital’s Notice of Annual Meeting of Stockholders and Proxy Statement. You can also view our definitive proxy statement on Schedule 14A (the “Proxy Statement”), as filed with the Securities and Exchange Commission (“SEC”) on April 1, 2020 (available here). As described in the Proxy Statement, in light of public health concerns, the Annual Meeting will be held virtually. You will be able to attend the virtual 2020 Annual Meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting: www.viewproxy.com/colonycapital/2020.

We are writing to ask for your support at the 2020 Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we are requesting your support on Proposal 2: Advisory Vote on Executive Compensation, or “Say on Pay”. In deciding how to vote on this proposal, we encourage you to read the relevant portions of our Proxy Statement and consider the supplemental information below.

Institutional Shareholder Services (ISS), a proxy advisory firm, issued a report recommending that the Company’s stockholders vote “FOR” all of the proposals presented in our Proxy Statement, except in the case of Proposal 2: Advisory Vote on Executive Compensation, for which ISS recommended voting “AGAINST”.

We respectfully disagree with ISS’s say-on-pay recommendation. While we appreciate ISS’s recognition of the Compensation Committee’s responsiveness and meaningful improvements made to the 2020 executive compensation program (which were made in response to a stockholder outreach program that involved discussions with stockholders representing over 50% of our outstanding shares), from the Company’s perspective there are several characterizations and clarifications that are important for our stockholders to assess and understand where our perspective differs from ISS, as follows:

I.	Incentive Fee Allocations to CEO were One-Time Payments (Not Recurring)

As discussed in the Proxy Statement, the Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies and a portion of such fees earned by the Company (generally 50%, consistent with market terms) is allocated to senior management, investment professionals and certain other employees of the Company.

ISS’s report stated a concern around the magnitude of cash incentive payouts (which it defines as annual cash bonus and incentive fee allocations) and concluded that our Chief Executive Officer, who will continue in his role as Executive Chairman on July 1, 2020, may be receiving cash incentives nearing $10 million on an annual basis. This conclusion is inconsistent with both historical precedent and the nature of the incentive fee allocations. First, the Proxy Statement disclosed that certain non-recurring events occurred during 2019 which triggered more significant incentive fee allocation payments to our named executive officers.  These non-recurring events included the sale of NRE to a third party, which was consummated on September 30, 2019, and the sale of the Company’s light industrial platform to a third party, which was consummated on December 10, 2019. These were non-recurring transactions and there is no current expectation for similar incentive fee allocation payments to be made on an annual basis in the near term.

Second, as further disclosed in the Proxy Statement, historical aggregate incentive fee allocation payments to our named executive officers in 2018 and 2017 were $64,104 and zero, respectively, which provides clear evidence regarding the non-recurring nature of the 2019 incentive fee allocation payments.

Third, the Proxy Statement discloses that the Compensation Committee specifically considered the Company’s stock performance and the incentive fee allocations our Chief Executive Officer received in 2019 and, as a result, Mr. Barrack agreed with the Compensation Committee that, instead of receiving his annual bonus in cash, the amount of such bonus was paid in shares of the Company’s Class A common stock, subject generally to a three-year lock-up. The arrangement between the Compensation Committee and Mr. Barrack had the effect of Mr. Barrack receiving $4,866,923 in cash, as opposed to the $10 million reported by ISS. Therefore, contrary to the ISS report, a majority of our Chief Executive Officer’s 2019 cash incentive payout (as defined by ISS) was not paid in cash, but instead was paid in stock, further strengthening the Chief Executive Officer’s alignment of interest with the Company’s stockholders.

II.     The ISS Report Substantially Inflates the Value of the One-Time CEO Award

The ISS report is critical of the increase in 2019 compensation of the Chief Executive Officer and further identifies the one-time equity award granted to the Chief Executive Officer in 2019 as the primary driver of such increase. Mr. Barrack received such one-time equity award in connection with his appointment as Chief Executive Officer in November 2018. ISS reports the one-time equity award as having a value of $6.8 million, which is based on the closing price of the Company’s shares on the grant date, which was $5.18 per share, multiplied by the number of restricted stock units granted (i.e., 1,315,789 restricted stock units). However, the valuation method ISS employs fails to recognize the significant and rigorous performance conditions required to be satisfied before any of the units can vest for award payout.

In fact, when using the grant date fair value, computed in accordance with FASB ASC Topic 718 (i.e., the method the SEC requires be used when reporting equity awards in the Summary Compensation Table), the value of the one-time CEO equity award is $286,842. The grant date fair value, as opposed to face value, more accurately values the one-time CEO equity award because it takes into account the award’s significant performance-based vesting conditions based on the Company’s stock price in addition to the time-based vesting over a three-year period. The performance-based conditions, which are further described in the Proxy Statement, generally require that the Company’s stock price reach at least $11.10 (more than two times the grant date stock price) by the end of the three-year performance period for the restricted stock units awarded to fully vest.

ISS’s methodology fails to incorporate the strenuous performance-based vesting criteria of the one-time CEO equity award into its valuation, incorrectly inflating the 2019 Chief Executive Officer compensation in a manner inconsistent with both a practical assessment and FASB ASC Topic 718. We believe that in the case of rigorous performance-vesting requirements, clearly in the interests of stockholders, the grant date fair value (the method required by the SEC) more accurately and appropriately values the one-time CEO award in light of such rigorous performance goals and needs to be considered in ISS’s assessment.

III. Meaningful Changes to Executive Compensation Program

In response to a robust stockholder outreach campaign during 2019 and 2020, the Compensation Committee made several meaningful changes to the structure of our executive compensation program as outlined below and in the Proxy Statement to further strengthen our pay for performance alignment and the alignment of the long-term interests of our management with our stockholders. ISS acknowledged these changes in its report; however, we believe such meaningful changes were not given appropriate credit, by ISS when issuing its “against” recommendation for our say-on-pay vote. These meaningful changes, which are material to the amount and structure of the 2020 executive compensation program, include the following:

Significant reductions (10% for CEO and President) in target executive incentive compensation. The Compensation Committee (with agreement by each executive officer) reduced the size of 2020 potential annual cash bonuses and long-term equity incentive awards to further align our executive compensation program with peer group practices. For Mr. Barrack, our Executive Chairman and CEO, and Mr. Tangen, our former President, this change resulted in an overall 10% reduction in their 2020 targets over 2019. For all named executive officers, aggregate target annual cash bonus and long-term equity incentives for 2020 were reduced by 8% over 2019.

Substantial increase in percentage of annual cash bonus payout tied to corporate financial metrics. To further enhance the effectiveness of 2020 Annual Incentive Plan which determines annual cash bonus payout, the Compensation Committee increased the weighting of corporate financial metrics in the program from 60% to 75%. As a result, the weighting of individual goals and objectives (based on pre-established individual performance targets applicable to the responsibilities of the relevant executive officer) in the 2020 Annual Incentive Plan was reduced from 40% to 25%.

Higher performance thresholds for payout in relative TSR performance-based equity awards and increased portion of all equity awards granted to executives tied to performance-based vesting. For 2020, the Compensation Committee increased the rigor of the performance payout thresholds of relative TSR performance-based awards by raising the bar for minimum and target payouts to the 25th percentile and 55th percentile, respectively. Additionally, the Compensation Committee adopted a policy that caps payouts of performance-based equity awards at target when absolute TSR is negative. Further, for 2020, the Compensation Committee determined that 50% of all equity awards, whether issued by the Company or a managed investment vehicle, would be subject to performance-based vesting criteria. Each of the foregoing provisions represented a significant change from the practices applied previously.

As demonstrated above, we value stockholder insight and recommendations on many matters, including our executive compensation program. Further, management and the Compensation Committee expect to maintain robust engagement with stockholders in connection with the ongoing evaluation of our executive compensation program, particularly as the Company continues to execute on its strategic shift to digital real estate and infrastructure. With these meaningful changes to the 2020 executive compensation program, we believe your support for our say-on-pay matter at the 2020 Annual Meeting is warranted.

For the reasons set forth above, and in further detail in our Proxy Statement, we request that our stockholders vote FOR Proposal 2, approving, on a non-binding, advisory basis, our 2019 named executive officer compensation.

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